Exhibit 99.1

Monarch Community Bancorp, Inc. Announces Department of Treasury Approval of Preferred Stock Exchange

COLDWATER, Mich., Nov. 5, 2013 (GLOBE NEWSWIRE) — Monarch Community Bancorp, Inc. (OTCQB:MCBF), the parent company of Monarch Community Bank, today announced that it has entered into an exchange agreement pursuant to which the U.S. Department of Treasury has agreed to exchange 6,785 shares of Monarch’s Fixed Rate Cumulative Perpetual Preferred Stock, Series A and a warrant to purchase up to 52,192.40 shares of Monarch’s common stock for approximately 2,272,600 shares of Monarch’s common stock (such number of shares will be adjusted slightly to reflect actual accrued dividends on the date the exchange closes). In connection with the exchange, the Department of Treasury has agreed to sell the Monarch common stock issued in the exchange to third party purchasers for an aggregate purchase price of approximately $4,545,200. To complete these sales, Monarch, the Department of Treasury and each third party purchaser will enter into a securities purchase agreement pursuant to which, among other things, the purchasers will pay $2.00 per common share for the common shares acquired from the Department of Treasury, and Monarch will agree to recognize the transfer of the shares and reimburse any expenses the Department of Treasury’s incurs in consummating the sale of the shares. This exchange agreement finalizes the negotiated settlement between Monarch and Treasury in which Treasury agreed to allow Monarch to retire its $6.785 million TARP preferred stock and warrants at a 55% discount.

As Monarch has previously reported, Monarch has raised and is currently holding in escrow pending closing $16.5 million in investor funds which will be used to purchase approximately 8,250,000 shares of Monarch Community Bancorp’s newly issued common stock at $2.00 per share. Approximately $4,545,200 of these investor funds will be used to purchase from the Department of Treasury the newly issued common shares issued under the exchange agreement, with the balance used to purchase newly issued common shares directly from Monarch. Completion of the exchange arrangements with Treasury was one of the conditions to closing the $16.5 million funding. Monarch anticipates that the remaining conditions will be satisfied and the closing will conclude in the next 15 to 20 days.

“We are pleased that we have successfully concluded our negotiations with Treasury, and express our appreciation to the U.S. Department of Treasury for its efforts during this process,” stated Richard J. DeVries, President and CEO of Monarch Community Bancorp and Monarch Community Bank. “The conclusion of these negotiations triggers our ability to move forward with the closing of the capital raise,” the funds from which will be used to support the ongoing growth of the bank, and to raise our Tier 1 and Total Risk Based Capital Ratios to approximately 10.0% and 17.5%, respectively. These post-capital raise ratios are well above the FDIC and State of Michigan Consent Order requirements of 9.0% and 11.0%, respectively, and we believe the achievement of these capital ratios will mark the completion by the bank of all Consent Order requirements.”

Monarch Community Bank is headquartered in Coldwater, Michigan and operates five full service retail offices in Branch, Calhoun and Hillsdale counties and nine loan production offices in Kalamazoo, Calhoun, Berrien, Ingham, Lenawee, Kent, Livingston and Jackson counties in Michigan and one in Steuben County, Indiana.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

This release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Act of 1934 as amended. Monarch intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 and is including this statement for purposes of these safe harbor provisions. Forward-looking statements, which are based on certain assumptions and describe future plans, strategies, and expectations of Monarch, are generally identified by the use of words such as “believe,” “expect,” “intend,” “anticipate,” “estimate,” or “project” or similar expressions. Monarch’s ability to predict results, or the actual effect of future plans or strategies, is inherently uncertain. Factors which could have a material adverse effect on the operations and future prospects of Monarch and the subsidiaries include, but are not limited to, changes in:

interest rates; general economic conditions; legislative/regulatory changes; monetary and fiscal policies of the U.S. government, including policies of the U.S. Treasury and the Federal Reserve Board; the quality and composition of the loan or securities portfolios; demand for loan products; deposit flows; competition; demand for financial services in Monarch’s market areas; Monarch’s implementation of evolving technologies; and accounting principles, policies, and guidelines. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements.

For additional information, visit Monarch Community Bancorp’s website at www.monarchcb.com.

CONTACT: Richard J. DeVries, CEO

(517) 279-3978

Rebecca S. Crabill, CFO

(517) 279-3956